Exhibit 99.1

News Release

NUCOR INCREASES THIRD QUARTER EARNINGS GUIDANCE AND BOARD

DECLARES 2-FOR-1 STOCK SPLIT AND 24% INCREASE IN CASH DIVIDEND

CHARLOTTE, NORTH CAROLINA, September 9, 2004—Nucor Corporation (NYSE: NUE) announced today that higher margins have increased the earnings expectations for its third quarter ending October 2, 2004.

Nucor expects third quarter net earnings to be in the range of $4.40 to $4.60 per share, significantly better than the $.20 per share earned in the third quarter of 2003 and the $3.17 per share earned in the second quarter of 2004. Nucor had previously forecast third quarter net earnings to be between $3.20 and $3.40 per share. The consensus for the third quarter net earnings according to First Call is currently $3.72 per share.

The Company also announced today that its Board of Directors approved a 2-for-1 stock split. The stock split will be effected by issuing one additional share of common stock for each share held by stockholders of record on September 30, 2004. The additional shares will be distributed to stockholders on or about October 15, 2004. Nucor common stock’s par value will remain at $.40 per share. The stock split is intended to broaden interest in Nucor’s common stock and improve its marketability.

In a separate action, Nucor’s Board of Directors increased the regular quarterly cash dividend 24% to $.26 per share (pre-split), from $.21 per share. This cash dividend is payable on November 11, 2004 to stockholders of record on September 30, 2004 and is Nucor’s one-hundred twenty-sixth (126th) consecutive quarterly cash dividend.

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000        Fax 704-362-4208        www.nucor.com

News Release

NUCOR INCREASES THIRD QUARTER EARNINGS GUIDANCE AND

BOARD DECLARES 2-FOR-1 STOCK SPLIT AND

24% INCREASE IN CASH DIVIDEND (continued)

On the record date of the stock split, the Board of Directors’ prior authorization to repurchase shares of Nucor’s common stock will increase 100% from approximately 4.2 million shares (15 million shares authorized less 10.8 million shares repurchased to date) to approximately 8.4 million shares.

Nucor’s stock split and the increase in the dividend for the second time this year were considered appropriate by Nucor’s Board of Directors in view of the record results and the favorable long-term business outlook for Nucor.

Nucor is the largest steel producer in the United States and is the nation’s largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that future events will not affect their accuracy. Such events include, among others, general economic conditions; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Nucor Executive Offices:     2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com